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11.1 Computation of Earnings Per Share



                                  EXHIBIT 11.1
                    GRANITE FINANCIAL, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                                                                                YEAR ENDED
                                                                                 JUNE 30,
                                                                            1996         1997
                                                                        -----------  ------------
Earnings Per Share - Primary
Earnings
    Income from continuing operations ( a )                             $  481,407   $2,067,175
                                                                        ----------   ----------
      Net Income                                                        $  481,407   $2,067,175
                                                                        ==========   ==========

Shares
  Weighted average shares outstanding                                    2,000,000    3,172,055
  Shares issuable from assumed exercise of stock options ( b )                   -       92,918
                                                                        ----------   ----------
Common stock and common stock equivalents                                2,000,000    3,264,973
                                                                        ==========   ==========

Earnings per share - primary
  Income from continuing operations                                     $     0.24   $     0.63

                                                                        ----------   ----------
    Earnings per share - primary                                        $     0.24   $     0.63
                                                                        ==========   ==========

Earnings Per Share - Assuming Full Dilution
Earnings
  Income from continuing operations                                     $  481,407   $2,067,175
                                                                        ----------   ----------
    Net Income                                                          $  481,407   $2,067,175
                                                                        ==========   ==========

Shares
  Common stock and primary common stock equivalents                      2,000,000    3,172,055
  Additional dilutive effect of assumed exercise of stock options (b)            -       92,918
                                                                        ----------   ----------
  Common stock and common stock equivalents                              2,000,000    3,264,973
                                                                        ==========   ==========

  Earnings per share - assuming full dilution ( c )
    Income from continuing operations                                   $     0.24   $     0.63
                                                                        ----------   ----------
      Earnings per share - fully diluted                                $     0.24   $     0.63
                                                                        ==========   ==========


(a) Income from continuing operations for the 1997 period includes a one-time charge to earnings of $100,000 as part of the reorganization from a limited liability Company to a C Corporation. The 1996 period reflects pro forma taxes at 37% as if the entity was taxed as a C Corporation.

(b)   Common stock equivalents are calculated using the treasury stock method.

(c) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083, although not required by Footnote 2 to paragraph 14 APB Opinion No.15 because it results in dilution of less than 3%.